NORWOOD FINANCIAL CORP.
ANNOUNCES DIVIDEND

HONESDALE – JUNE 15, 2011

Lewis J. Critelli, President and Chief Executive Officer of Norwood Financial Corp (NWFL) and its subsidiary Wayne Bank announced that the Board of Directors declared a $.29 per share cash dividend payable August 1, 2011 to shareholders of record as of July 15, 2011.  The $.29 per share represents a 4% increase over the $.28 per share dividend paid in the second quarter of last year.
Mr. Critelli commented, “The Board is extremely pleased to provide our shareholders with this quarterly dividend.  It reflects the Company’s financial strength, despite a very challenging economic environment.”
Norwood Financial Corp, through its subsidiary, Wayne Bank operates sixteen offices in Northeastern Pennsylvania including five offices which were recently acquired through the acquisition of North Penn Bancorp, Inc.  As of March 31, 2011, Norwood had total assets of $530.9 million, loans outstanding of $350.1 million, total deposits of $397.1 million and total capital of $68.6 million.  At the same time, North Penn reported total assets of $165.7 million, total loans of $122.2 million, total deposits of $137.8 million and total equity of $19.9 million.  The Company’s stock is traded on the Nasdaq Global Market under the symbol “NWFL”.
Forward-Looking Statements.
The foregoing material may contain forward-looking statements.  We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and therefore readers should not place undue reliance on any forward looking statements.  Those risks and uncertainties include risks related to our  acquisition of North Penn Bancorp, Inc., changes in federal and state laws, changes in the absolute and relative levels of interest rates, the ability to control costs and expenses, demand for real estate, general economic conditions and the effectiveness of governmental responses thereto.  Norwood Financial Corp. does not undertake and specifically disclaims any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CONTACT:          William Lance
 Senior Vice President and Chief Financial Officer
 NORWOOD FINANCIAL CORP
 (570) 253-8505
 www.waynebank.com